Exhibit 3.3

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

FALCON MERGER SUB, L.L.C.,

an Oklahoma Limited Liability Company

September 9, 2026

TO:	OKLAHOMA SECRETARY OF STATE

421 N.W. 13th Street, Suite 210

Oklahoma City, Oklahoma 73103

(405) 522-2520

The undersigned hereby executes the following articles of organization for the purpose of amending and restating the articles of organization of an Oklahoma limited liability company in their entirety pursuant to the provisions of Title 18, Sections 2011 and 2054 of the Oklahoma Limited Liability Company Act:

1.  The current name of the limited liability company is Falcon Merger Sub, L.L.C. The amended name of the limited liability company is ONEOK, L.L.C. (the “Company”).

2.  The date of the filing of the Company’s original articles of organizations is August 13, 2026.

3.  The street address of its principal place of business is 100 West Fifth Street, Tulsa, Oklahoma 74103.

4.  The name of the Company’s resident agent in the State of Oklahoma is CT Corporation System, and the street address of the Company’s resident agent in the State of Oklahoma is 1833 South Morgan Road, Oklahoma City, Oklahoma 73128.

5.  The Company shall continue to exist perpetually until it is dissolved according to law or the Company’s operating agreement.

6.  Any act or transaction by or involving the Company, other than the election or removal of managers, managing members or other members of the governing body of the Company, that if taken by ONEOK, Inc. (“Disappearing Corporation”) immediately before the effective time of Disappearing Corporation’s merger with and into the Company (the “Merger”) that would have required for its adoption under the Oklahoma General Corporation Act (the “OGCA”) or under the certificate of incorporation or bylaws of Disappearing Corporation immediately before the effective time of the Merger, the approval of the shareholders of Disappearing Corporation, shall, pursuant to Section 1081.G.1.g. of the OGCA, require, in addition to approval of the members of the Company, the approval of the shareholders of ONEOK, Inc. (formerly known as Falcon TopCo, Inc.) (“Parent”) or any successor by merger, by the same vote as is required by the OGCA and/or under the certificate of incorporation or bylaws of Disappearing Corporation immediately before the effective time of the Merger. Additionally, any amendment to the articles of organization or operating agreement of the Company which amendment would, if adopted by a corporation subject to the OGCA, be required to be included in the certificate of incorporation of such corporation, shall, pursuant to Section 1081.G.1.g., require, in addition, the approval of the shareholders of Parent, or any successor by merger, by the same vote as is required by the OGCA and/or by the certificate of incorporation or bylaws of Disappearing Corporation immediately before the effective time of the Merger.

7.  These amended and restated articles of organization shall be effective at 6:30 a.m. Central Time, on September 10, 2026.

[SIGNATURE PAGE ATTACHED]

IN WITNESS WHEREOF, these Articles of Organization has been executed as of the Effective Date by the undersigned.

/s/ Sarah M. Rechter
Sarah M. Rechter
Manager

SIGNATURE PAGE

ARTICLES OF ORGANIZATION

ONEOK, L.L.C.